Exhibit 99.1

ARKO Corp. Reports First Quarter 2025 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Key Highlights (vs. Year-Ago Quarter) 1,2

•
Net loss for the quarter was $12.7 million compared to a net loss of $0.6 million.
•
Adjusted EBITDA for the quarter was $30.9 million compared to $33.2 million.
•
Merchandise margin for the quarter increased to 33.2% compared to 32.5%.
•
Merchandise contribution for the quarter was $117.6 million compared to $134.9 million; more than half of the merchandise contribution decline for the quarter was associated with the Company's accretive dealerization program.
•
Retail fuel margin for the quarter was 37.9 cents per gallon compared to 36.4 cents per gallon.
•
Retail fuel contribution for the quarter was $85.3 million compared to $92.9 million; more than half of the retail fuel contribution decline for the quarter was associated with the Company's accretive dealerization program.

Other Key Highlights

•
As part of the Company’s developing transformation plan, the Company converted 59 retail stores to dealer sites during the three months ended March 31, 2025. In April of 2025, the Company converted 18 additional retail stores to dealer sites and plans to convert a meaningful number of additional stores throughout 2025. The Company continues to expect that, at scale, this channel optimization will yield a cumulative annualized operating income benefit in excess of $20 million.
•
The Company advanced its store remodeling initiative, which is expected to include an expanded and refined merchandise assortment with an enhanced in-store experience and a focus on food. These remodels are designed to elevate the customer experience through improved store layout and convenience. The Company began construction of the first of its seven planned pilot remodels in early May 2025 and expects to begin construction on the second pilot remodel in mid-May 2025.
•
In the first quarter of 2025, the Company opened a new Dunkin' store and a fastmarket(R) location. Additionally, the Company expects to open four NTI (new-to-industry) stores in the second half of 2025. Three of these NTIs have started construction, with one store awaiting a final permit.
•
On March 12, 2025, the Company started its Fueling America's Future campaign in its stores, centered around providing enrolled loyalty customers with both value promotions inside the store and significant discounts at the pump.
•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on May 30, 2025 to stockholders of record as of May 19, 2025.

“Despite a pressured consumer environment, we effectively navigated ongoing macroeconomic headwinds in the first quarter,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “We delivered results above the midpoint of our guidance, underscoring our commitment to execution with discipline and remaining focused on what we can control. This quarter, we also faced incremental pressure from adverse weather conditions in January and

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

February, which impacted sales and increased snow removal expenses across key regions, and from lapping of a leap day in the first quarter of the prior year. We also continued to advance key elements of our transformation strategy - converting company-operated retail stores to dealer sites, advancing our NTI store rollout, and enhancing customer engagement through food service and targeted loyalty initiatives both in-store and at the pump. We remain focused on executing across the business while keeping our long-term strategic priorities firmly in view.”

Mr. Kotler continued: “As we move forward in 2025, we remain committed to driving shareholder returns. We repurchased 1.3 million shares during the first quarter, with substantially all of those repurchases executed in March. We are focused on using all available tools to support long-term value creation and taking a disciplined approach to capital deployment. These actions reflect our commitment to shareholders and represent a strategic and thoughtful path to delivering meaningful returns.”

First Quarter 2025 Segment Highlights

Retail

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Fuel gallons sold	225,063	255,464
Same store fuel gallons sold decrease (%) [1]	(6.2%)	(6.7%)
Fuel contribution [2]	$85,273	$92,933
Fuel margin, cents per gallon [3]	37.9	36.4
Same store fuel contribution [1,2]	$83,027	$86,275
Same store merchandise sales decrease (%) [1]	(6.9%)	(4.1%)
Same store merchandise sales excluding cigarettes decrease (%) [1]	(5.2%)	(3.0%)
Merchandise revenue	$354,485	$414,655
Merchandise contribution [4]	$117,570	$134,918
Merchandise margin [5]	33.2%	32.5%
Same store merchandise contribution [1,4]	$114,046	$120,666
Same store site operating expenses [1]	$169,994	$172,325

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the first quarter of 2025 decreased $17.3 million, or 12.9%, compared to the first quarter of 2024, while merchandise margin increased to 33.2% in the first quarter of 2025 compared to 32.5% in the prior year period. The decrease in merchandise contribution was due to a decrease of $12.8 million related to retail stores that were closed or converted to dealers in the trailing 12 month period and a decrease in same store merchandise contribution of $6.6 million, primarily caused by a decline in customer transactions reflecting the challenging macroeconomic environment as well as severe weather conditions in January and February 2025 in certain of the markets in which the Company operates. These decreases were partially offset by an increase in merchandise contribution of $1.8 million from the SpeedyQ acquisition that closed in April 2024. Merchandise contribution at same stores decreased in the first quarter of 2025 primarily due to lower contribution from several core destination categories and cigarettes.

Fuel contribution for the first quarter of 2025 decreased $7.7 million, or 8.2%, compared to the first quarter of 2024, with a same store fuel contribution decrease of $3.2 million attributable to gallon demand declines, reflecting the challenging macroeconomic environment as well as severe weather conditions in January and February 2025 in certain of the markets in which the Company operates. Fuel margin of 37.9 cents per gallon was up 1.5 cents per gallon compared to the first quarter of 2024. In addition, a decrease in retail fuel contribution of $5.8 million was related to retail stores that were closed or converted to dealers in the trailing 12 month period, partially offset by incremental fuel contribution from the SpeedyQ acquisition of approximately $1.3 million.

Wholesale

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Fuel gallons sold – fuel supply locations	191,077	186,731
Fuel gallons sold – consignment agent locations	36,515	37,504
Fuel contribution [1] – fuel supply locations	$11,453	$11,562
Fuel contribution [1] – consignment agent locations	$8,594	$9,168
Fuel margin, cents per gallon [2] – fuel supply locations	6.0	6.2
Fuel margin, cents per gallon [2] – consignment agent locations	23.5	24.4

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.
Note: Comparable wholesale sites exclude retail stores converted to dealers, until the first quarter in which these sites had a full quarter of wholesale activity in the prior year.

For the first quarter of 2025, wholesale operating income increased $0.3 million, compared to the first quarter of 2024. Additional operating income from retail sites converted to dealers in the trailing 12 month period more than offset reduced operating income at comparable wholesale sites.

Fuel contribution was $20.0 million for the first quarter of 2025 compared to $20.7 million for the first quarter of 2024. Fuel contribution for the first quarter of 2025 at fuel supply locations decreased by $0.1 million, and fuel contribution at consignment agent locations decreased by $0.6 million, as compared to the prior year period, with fuel margin decreases of 0.2 cents per gallon and 0.9 cents per gallon, respectively, due principally to lower volumes at comparable wholesale sites primarily due to severe weather conditions in January and February 2025 in certain of the markets in which the Company operates, which was partially offset by incremental contribution from retail stores converted to dealers. For the first quarter of 2025, other revenues, net increased by approximately $3.5 million, and site operating expenses increased by $2.5 million in each case as compared to the first quarter of 2024, resulting primarily from retail stores which converted to dealers in the trailing 12 month period.

Fleet Fueling

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	31,918	33,449
Fuel gallons sold – third-party cardlock locations	3,175	3,199
Fuel contribution [1] – proprietary cardlock locations	$14,706	$13,669
Fuel contribution [1] – third-party cardlock locations	$596	$247
Fuel margin, cents per gallon [2] – proprietary cardlock locations	46.1	40.9

Fuel margin, cents per gallon [2] – third-party cardlock locations	18.7	7.7

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the first quarter of 2025 increased by $1.4 million compared to the first quarter of 2024. At proprietary cardlocks, fuel contribution increased by $1.0 million, and fuel margin per gallon also increased for the first quarter of 2025 compared to the first quarter of 2024 primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution increased by $0.4 million, and fuel margin per gallon also increased for the first quarter of 2025 compared to the first quarter of 2024, primarily due to the closure of underperforming third-party locations.

Site Operating Expenses

For the three months ended March 31, 2025, convenience store operating expenses decreased $20.8 million, or 10.5%, compared to the prior year period primarily due to a decrease of $22.2 million from retail stores that were closed or converted to dealers and a decrease in same store operating expenses of $2.3 million, or 1.4%, related to lower personnel costs and credit card fees, partially offset by higher snow removal expenses resulting from severe weather conditions in certain of the markets in which the Company operates. These decreases were partially offset by $3.3 million of incremental expenses related to the SpeedyQ acquisition that closed in April 2024.

Liquidity and Capital Expenditures

As of March 31, 2025, the Company’s total liquidity was approximately $847 million, consisting of approximately $265 million of cash and cash equivalents and approximately $582 million of availability under lines of credit. Outstanding debt was $880 million, resulting in net debt, excluding lease related financing liabilities, of approximately $615 million. Capital expenditures were approximately $27.4 million for the quarter ended March 31, 2025, including the purchase of a fee property, investments in NTI stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on May 30, 2025 to stockholders of record as of May 19, 2025.

During the quarter, the Company repurchased approximately 1.3 million shares of common stock under its previously announced repurchase program for approximately $5.2 million, or an average price of $4.01 per share. There was approximately $20.5 million remaining under the share repurchase program as of March 31, 2025.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended March 31,
Retail Segment	2025	2024
Number of sites at beginning of period	1,389	1,543
Newly opened or reopened sites	2	1
Company-controlled sites converted to
consignment or fuel supply locations, net	(59)	—
Sites closed, divested or converted to rentals	(3)	(4)
Number of sites at end of period	1,329	1,540

	For the Three Months Ended March 31,
Wholesale Segment [1]	2025	2024
Number of sites at beginning of period	1,922	1,825
Newly opened or reopened sites [2]	6	9
Consignment or fuel supply locations converted
from Company-controlled sites, net	59	—
Closed or divested sites	(26)	(18)
Number of sites at end of period	1,961	1,816

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended March 31,
Fleet Fueling Segment	2025	2024
Number of sites at beginning of period	280	298
Newly opened or reopened sites	1	—
Closed or divested sites	(1)	(2)
Number of sites at end of period	280	296

Full Year and Second Quarter 2025 Guidance Range

The Company currently expects second quarter 2025 Adjusted EBITDA to range between $70 million and $80 million, with an assumed range of average total retail fuel margin from 42.5 to 44.5 cents per gallon. The Company is maintaining its full year 2025 Adjusted EBITDA range of $233 million to $253 million, with an assumed range of average total retail fuel margin from 40 to 42 cents per gallon.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, May 8, 2025, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 888-396-8049 or 416-764-8646.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income (loss) or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

	Condensed Consolidated Statements of Operations
	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$1,446,916	$1,631,332
Merchandise revenue	354,485	414,655
Other revenues, net	27,504	26,467
Total revenues	1,828,905	2,072,454
Operating expenses:
Fuel costs	1,325,056	1,502,302
Merchandise costs	236,915	279,737
Site operating expenses	199,981	218,931
General and administrative expenses	41,613	42,158
Depreciation and amortization	34,887	31,716
Total operating expenses	1,838,452	2,074,844
Other expenses, net	2,217	2,476
Operating loss	(11,764)	(4,866)
Interest and other financial income	9,475	22,014
Interest and other financial expenses	(23,326)	(24,471)
Loss before income taxes	(25,615)	(7,323)
Income tax benefit	12,922	6,707
Income from equity investment	21	22
Net loss attributable to ARKO Corp.	$(12,672)	$(594)
Series A redeemable preferred stock dividends	(1,418)	(1,414)
Net loss attributable to common shareholders	$(14,090)	$(2,008)
Net loss per share attributable to common shareholders – basic and diluted	$(0.12)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	115,883	117,275

	Condensed Consolidated Balance Sheets
	March 31, 2025	December 31, 2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$265,420	$261,758
Restricted cash	24,117	30,650
Short-term investments	5,665	5,330
Trade receivables, net	110,046	95,832
Inventory	220,650	231,225
Other current assets	93,332	97,413
Total current assets	719,230	722,208
Non-current assets:
Property and equipment, net	744,524	747,548
Right-of-use assets under operating leases	1,366,100	1,386,244
Right-of-use assets under financing leases, net	155,360	157,999
Goodwill	299,973	299,973
Intangible assets, net	176,755	182,355
Equity investment	3,029	3,009
Deferred tax asset	83,075	67,689
Other non-current assets	54,509	53,633
Total assets	$3,602,555	$3,620,658
Liabilities
Current liabilities:
Long-term debt, current portion	$14,011	$12,944
Accounts payable	196,847	190,212
Other current liabilities	167,337	159,239
Operating leases, current portion	73,250	71,580
Financing leases, current portion	11,486	11,515
Total current liabilities	462,931	445,490
Non-current liabilities:
Long-term debt, net	866,097	868,055
Asset retirement obligation	87,712	87,375
Operating leases	1,390,419	1,408,293
Financing leases	209,536	211,051
Other non-current liabilities	230,634	223,528
Total liabilities	3,247,329	3,243,792

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(113,514)	(106,123)
Additional paid-in capital	280,017	276,681
Accumulated other comprehensive income	9,119	9,119
Retained earnings	79,592	97,177
Total shareholders' equity	255,226	276,866
Total liabilities, redeemable preferred stock and equity	$3,602,555	$3,620,658

	Condensed Consolidated Statements of Cash Flows
	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Cash flows from operating activities:
Net loss	$(12,672)	$(594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,887	31,716
Deferred income taxes	(15,386)	(10,075)
Loss on disposal of assets and impairment charges	1,528	2,664
Foreign currency loss	16	27
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	(2,681)
Gain from settlement related to business acquisition	—	(6,356)
Amortization of deferred financing costs and debt discount	664	664
Amortization of deferred income	(4,990)	(1,946)
Accretion of asset retirement obligation	608	616
Non-cash rent	3,307	3,484
Charges to allowance for credit losses	217	327
Income from equity investment	(21)	(22)
Share-based compensation	3,336	3,329
Fair value adjustment of financial assets and liabilities	(7,059)	(10,772)
Other operating activities, net	20	624
Changes in assets and liabilities:
Increase in trade receivables	(14,431)	(24,304)
Decrease in inventory	10,575	188
Decrease in other assets	5,325	5,095
Increase in accounts payable	6,694	21,347
Increase (decrease) in other current liabilities	17,370	(4,152)
Decrease in asset retirement obligation	(317)	(55)
Increase in non-current liabilities	13,731	3,631
Net cash provided by operating activities	43,402	12,755
Cash flows from investing activities:
Purchase of property and equipment	(27,392)	(29,228)
Proceeds from sale of property and equipment	473	2,039
Prepayment for acquisition	—	(1,000)
Loans to equity investment, net	15	14
Net cash used in investing activities	(26,904)	(28,175)
Cash flows from financing activities:
Receipt of long-term debt, net	—	41,588
Repayment of debt	(5,690)	(6,635)
Principal payments on financing leases	(1,380)	(1,135)
Early settlement of deferred consideration related to business acquisition	—	(17,155)
Common stock repurchased	(7,382)	(31,921)
Dividends paid on common stock	(3,495)	(3,596)
Dividends paid on redeemable preferred stock	(1,418)	(1,414)
Net cash used in financing activities	(19,365)	(20,268)
Net decrease in cash and cash equivalents and restricted cash	(2,867)	(35,688)
Effect of exchange rate on cash and cash equivalents and restricted cash	(4)	(19)

Cash and cash equivalents and restricted cash, beginning of period	292,408	241,421
Cash and cash equivalents and restricted cash, end of period	$289,537	$205,714

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA
	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Net loss	$(12,672)	$(594)
Interest and other financing expenses, net	13,851	2,457
Income tax benefit	(12,922)	(6,707)
Depreciation and amortization	34,887	31,716
EBITDA	23,144	26,872
Acquisition and divestiture costs (a)	1,150	680
Loss on disposal of assets and impairment charges (b)	1,528	2,664
Share-based compensation expense (c)	3,336	3,329
Income from equity investment (d)	(21)	(22)
Fuel and franchise taxes received in arrears (e)	—	(565)
Adjustment to contingent consideration (f)	(66)	18
Accrual related to potential wage and hour claim (g)	2,023	—
Other (h)	(239)	189
Adjusted EBITDA	$30,855	$33,165

Additional information
Non-cash rent expense (i)	$3,307	$3,484

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees and members of the Board.
(d) Eliminates our share of income attributable to our unconsolidated equity investment.
(e) Eliminates the receipt of historical fuel and franchise tax amounts for multiple prior periods.
(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net loss related to a potential wage and hour collective action.
(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$690,686	$824,428
Merchandise revenue	354,485	414,655
Other revenues, net	14,547	16,679
Total revenues	1,059,718	1,255,762
Operating expenses:
Fuel costs [1]	605,413	731,495
Merchandise costs	236,915	279,737
Site operating expenses	177,239	198,017
Total operating expenses	1,019,567	1,209,249
Operating income	$40,151	$46,513

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of the SpeedyQ Acquisition in the retail segment, for which there is no comparable information for the prior period.

For the Three Months Ended March 31, 2025
SpeedyQ [1]
(in thousands)
Date of Acquisition:	Apr 9, 2024
Revenues:
Fuel revenue	$9,220
Merchandise revenue	5,679
Other revenues, net	254
Total revenues	15,153
Operating expenses:
Fuel costs [2]	7,951
Merchandise costs	3,874
Site operating expenses	3,281
Total operating expenses	15,106
Operating income	$47
Fuel gallons sold	3,091
Fuel contribution [3]	$1,269
Merchandise contribution [4]	$1,805
Merchandise margin [5]	31.8%

[1] Acquisition of 21 SpeedyQ retail stores.
[2] Excludes the estimated fixed margin paid to GPMP for the cost of fuel.
[3] Calculated as fuel revenue less fuel costs.
[4] Calculated as merchandise revenue less merchandise costs.
[5]Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$629,492	$664,514
Other revenues, net	10,352	6,858
Total revenues	639,844	671,372
Operating expenses:
Fuel costs [1]	609,445	643,784
Site operating expenses	11,769	9,299
Total operating expenses	621,214	653,083
Operating income	$18,630	$18,289

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$118,406	$132,193
Other revenues, net	2,118	2,385
Total revenues	120,524	134,578
Operating expenses:
Fuel costs [1]	103,104	118,277
Site operating expenses	6,428	6,543
Total operating expenses	109,532	124,820
Operating income	$10,992	$9,758

[1] Excludes the estimated fixed fee paid to GPMP for the cost of fuel.